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                                                                   EXHIBIT 10.11


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 31st day of May, 1997 (the "Effective Date"), by and between La Victoria Foods, Inc., a California corporation (the "Company"), and Robert C. Tanklage ("Employee"). In consideration of the mutual covenants set forth below, the Company and Employee hereby agree as follows:

         1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, upon the terms and conditions contained in this Agreement.

         2. Term. Unless sooner terminated pursuant to the provisions of Paragraph 7 hereof, the term ("Term") of the Company's employment of Employee hereunder shall commence on the date hereof and continue until May 31, 2002; provided, however, that this Agreement shall automatically renew each year for an additional one-year term unless either party notifies the other party of its intention not to renew at least 60 days prior to the expiration of the then current term.

         3. Services. Employee shall have the title of Chief Executive Officer of the Company and shall perform such executive, administrative and supervisory services and have such authority as are normally associated with such position. Employee will report to the Company's Board of Directors. Employee may delegate to other employees of the Company who are supervised by Employee such of his duties as he considers are appropriate to so delegate, but Employee shall nevertheless remain principally responsible for the outcome of such delegated duties. The Company agrees that, other than occasional business related travel, all services to be performed by Employee during the Term shall be rendered in the Los Angeles, California metropolitan area.

         4. Restrictive Covenant During Term. During the Term, Employee shall devote his full time and services exclusively to the Company and will not, without the prior written consent of the Board of Directors of the Company, own, either directly or indirectly, any interest in, or serve as a partner, officer, director, advisor or employee of, or act in any other similar capacity for, any business or commercial enterprise which is competitive with the business conducted at any time during the Term by the Company. However, nothing contained in this Paragraph 4 shall be construed to prohibit Employee from purchasing the capital stock or other securities of any corporation or other business entity whose stock or securities are traded on any national or regional securities exchange or in the national over-the-counter market.
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         5.      Compensation.

                 5.01 Base Salary. As compensation for the services to be performed hereunder, Employee shall receive an annual salary ("Base Salary") during the Term of $360,000. In addition to the foregoing, the salary hereinabove set forth shall be subject to adjustment upward, but not downward, in the sole and absolute discretion of the Company's Board of Directors. All salary hereunder shall be payable in accordance with the Company's customary payroll practices.

                 5.02 Bonuses. Employee shall be entitled to receive bonuses as determined from time to time by the Board of Directors consistent with past practices.

         6.      Employee Benefits.

                 6.01 Vacation and Sick Leave. Employee shall be entitled to paid vacation and sick leave at the appropriate level reflected in the Company's present vacation and sick leave plans.

                 6.02 Group Medical Insurance Benefits. The Company shall provide for Employee and his dependents, at the Company's expense, participation in medical, accident and dental insurance plans during the Term equivalent to those benefits currently available to the Company's other executive management level employees.

                 6.03     Business Expenses.       Employee shall be entitled
to reimbursement by the Company for any ordinary and necessary expenses reasonably incurred by Employee in the performance of his duties and in acting for the Company during the Term, provided that:

                          (a)     Each such expenditure is authorized by the
Board of Directors if over $5,000 in amount or if prior such expenditures for that month exceed $7,500 in the aggregate (exclusive of airfare); and

                          (b)     Employee furnishes to the Company records and
other documentary evidence satisfactory to it including, if such expenditure is for entertainment or gifts, an account book, diary or similar record in which Employee has recorded, at or near the time each expenditure was made, (1) the amount of the expenditure, (2) the time, place, and nature of the entertainment expense, or the date and description of the gift, (3) the business reason for the expense and the business benefit derived or expected to be derived therefrom, and (4) the names, occupations and other data concerning individuals entertained or given gifts sufficient to establish their business relationship to the Company.





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                 6.04     Automobile Allowance. The Company shall pay to
Employee a car allowance of $800 per month.

                 6.05 Indemnification. Employee shall have the full benefit of all provisions of the Company's Articles of Incorporation and Bylaws limiting the liability of Employee to the Company and its shareholders and providing for indemnification of Employee in the circumstances described therein.

         7.      Termination.

                 7.01 Termination for Cause. The Company may terminate the employment of Employee at any time during the Term, without further obligation or liability to Employee, by action of the Company's Board of Directors, for cause. As used in this Paragraph 7.01, the term "cause" means the occurrence of any of the following events:

                          (a)     Employee's conviction of, or plea of nolo
contendere in, any criminal action involving a felony;

                          (b)     Employee's use of drugs or alcohol to an
extent that such use interferes with the proper performance of his duties to the Company after due notice and recovery opportunity; or

                          (c)     Employee's recklessness or intentional
misconduct in the performance of his duties hereunder.

Termination pursuant to this Section 7.01 shall become effective upon receipt by Employee of written notice from the Company of such termination.

                 7.02 Termination on Incapacity or Disability of Employee. If, during the Term, Employee shall become incapacitated from fully performing his duties in accordance with the terms hereof by reason of any statute, law, ordinance, regulation, order, judgment or decree, or due to ill health or disability, for a consecutive period of ten weeks or for an aggregate period of sixteen weeks during any one year period, the Company may, at its option, by action of its Board of Directors, terminate the employment of Employee by paying to Employee an amount equal to two years of Base Salary, payable over two years in accordance with the Company's normal payroll practices.

                 7.03 Death of Employee. This Agreement shall terminate immediately upon the death of Employee. In such event, the Company shall pay to the estate of Employee one month's of Base Salary.





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                 7.04     Termination Without Cause. The Company by action of
its Board of Directors may terminate this Agreement at any time during the Term without cause by the payment to Employee of an amount equal to the greater of
(a) $1,980,000 or (b) such number of years as remains in the Term hereof times $660,000.

         8. Agency and Authority. Employee agrees that his employment by the Company shall constitute him an agent for the Company only for such purposes as are customary for his position. Employee agrees that he will not act or purport to act in any way for the Company, except as to matters directly related to his employment.

         9. Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph or clause of this Agreement shall be held to be indefinite or invalid, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

         10. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered in person or two days after the date deposited in the United States mail, postage prepaid, addressed to the addresses of the parties set forth below, or such addresses as shall be furnished in writing by any such party:

                 If to the Company:

                 La Victoria Foods, Inc.
                 240 South Sixth Avenue
                 City of Industry, California 91746

                 If to Employee:

                 Robert C. Tanklage
                 c/o La Victoria Foods, Inc.
                 240 South Sixth Avenue
                 City of Industry, California 91746

         11. Amendment. Any waiver, alteration or modification of any of the provisions of this Agreement or cancellation or replacement of this Agreement shall not be





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valid unless made in writing and signed by the parties hereto.

         12. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of California applicable to contracts executed and to be wholly performed within the State of California.

         13. Waiver. Waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         14. Paragraph Headings. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof

         15. Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties hereto and sets forth the entirety of the consideration to which Employee shall be entitled hereunder. No other agreements, oral or otherwise, shall be deemed to exist or to bind any of the parties hereto in any manner related to this Agreement. No officer or employee of the Company has any authorization to make any representation or promise in any manner related to this Agreement not contained in this Agreement, and Employee agrees that he has not executed this Agreement in reliance upon any such representation or promise. This Agreement cannot be modified or changed except by written instrument, signed by both parties hereto.

         16. Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be construed as an original for all purposes.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        LA VICTORIA FOODS, INC.


                                        By: /s/ JAMES LEE
                                            ---------------------------------
                                            James Lee, Secretary


                                        /s/ ROBERT C. TANKLAGE
                                        -------------------------------------
                                        ROBERT C. TANKLAGE





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